EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-06123, 333-32329, 333-31410, 333-61560, 333-73880 and 333-116368 on Form S-8 of our report dated August 17, 2006, relating to the consolidated financial statements of Sipex Corporation appearing in the Annual Report on Form 10-K of Sipex Corporation for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
San Jose, California
September 20, 2006